Issuer Free Writing Prospectus

Dated May 7, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-171536

NEWS RELEASE

Cobalt International Energy, Inc. Announces Secondary Public Offering of Common Stock

HOUSTON, TX — (BUSINESS WIRE) — May 7, 2013 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced that it has commenced a registered underwritten public offering of 50,000,000 shares of its common stock, all of which will be offered by selling stockholders that are affiliates of First Reserve, Goldman, Sachs & Co., Riverstone Holdings LLC, The Carlyle Group, and KERN Partners Ltd.  The underwriter of this offering has been granted an option, exercisable within 30 days, to purchase up to an additional 7,500,000 shares of common stock from the selling stockholders on the same terms and conditions.  Cobalt will not receive any of the proceeds from the sale of the shares of common stock.

Citigroup is acting as the underwriter of the offering.

Cobalt has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement to which this offering relates and the other documents incorporated by reference therein which Cobalt has filed with the SEC for more complete information about Cobalt and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 800-831-9146 or email: batprospectusdept@citi.com).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Richard A. Smith, +1 (713) 579-9141	Lynne L. Hackedorn, +1 (713) 579-9115
Vice President, Investor Relations	Vice President, Government and Public
and Planning	Affairs